Exhibit 5.0


December 1, 1997


Mr. Phillip E. Powell
First Cash, Inc.
690 East Lamar Blvd., Suite 400
Arlington, Texas 76011

Dear Mr. Powell:

     As counsel for First Cash, Inc., a Delaware corporation ("Company"), you have requested our firm to render this opinion in connection with Post-Effective Amendment No. 3 to the Registration Statement of the Company on Form S-1 filed under the Securities Act of 1933, as amended ("Act"), filed with the Securities and Exchange Commission relating to the registration of the issuance of an aggregate of (i) 1,013,000 shares of common stock, $.01 par value ("Common Stock") underlying currently exercisable warrants ("Warrants"), (ii) 178,125 shares of Common Stock underlying currently exercisable options granted under the Company's stock option plan ("Option"), and (iii) 1,402,054 shares of Common Stock upon conversion of the Debentures Due 1999 and Debentures Due 2004 (collectively, "Convertible Debentures").

     We are familiar with the registration statement and the registration contemplated thereby. In giving this opinion, we have reviewed the registration statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

     Based upon all the foregoing, we are of the opinion that:

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      2. The Company is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in the jurisdictions in which the Company conducts its business, except where the failure of which would not have a material adverse effect upon the financial condition of the Company.

      3. The shares of Common Stock underlying the Warrants to be issued upon exercise of such Warrants are validly authorized and, upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable.

      4. The shares of common Stock underlying the Options to be issued upon exercise of such Options are validly authorized and, upon exercise of the Options in accordance with their terms, will be validly issued, fully paid and nonassessable.

      5. The shares of Common stock underlying the Convertible Debentures to be issued upon conversion of such Convertible Debentures are validly authorized and, upon conversion of the Convertible
          Debentures in accordance with their terms, will be validly issued, fully paid and nonassessable.

     We consent to the use in the registration statement of the reference to Brewer & Pritchard, P.C. under the heading "Legal Matters."

Letter to Mr. Phillip E. Powell
December 1, 1997
Page 2


     This opinion is conditioned upon the registration statement being declared effective and upon compliance by the Company with all applicable provisions of the Act and such state securities rules, regulations and laws as may be applicable.


                                            Very truly yours,

                                            Brewer & Pritchard, P.C.